Exhibit (m)(1)(j)
PACIFIC FUNDS
CLASS A SERVICE PLAN
     WHEREAS, Pacific Funds (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);
     WHEREAS, shares of beneficial interest of the Trust are currently divided into series, certain of which are listed on Schedule A attached hereto (the “Funds”), which Schedule can be amended to add or remove a Fund from time to time;
     WHEREAS, shares of beneficial interest of the Funds are divided into classes of shares, one of which is designated Class A;
     WHEREAS, the Trust employs Pacific Select Distributors, Inc. (the “Distributor”) as distributor of the securities of which it is the issuer;
     WHEREAS, the Trust and the Distributor have entered into a distribution agreement pursuant to which the Trust has employed the Distributor in such capacity during the continuous offering of shares of the Trust; and
     WHEREAS, the Trust’s Board of Trustees (the “Board of Trustees,” “Trustees” or “Board”), in considering whether the Fund should implement this Plan, has evaluated such information as it deemed necessary to make an informed determination as to whether a written Class A Service Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Fund assets attributable to the Fund for such purpose.
     NOW, THEREFORE, the Trust hereby adopts this service plan (the “Plan”) on behalf of the Fund with respect to the Trust’s Class A shares, on the following terms and conditions:
     Section 1. Each Fund shall pay to the Distributor a fee as compensation in connection with personal services rendered to Class A shareholders of the Trust and/or maintenance of the Fund’s Class A shareholder accounts (the “Servicing Fee”). The Servicing Fee shall be paid at the rate of 0.25% on an annualized basis of the average daily net assets of the Fund’s Class A shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause any limitation on such payments established by this Plan to be exceeded. The Servicing Fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc. (“NASD”). This Plan is not adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, and the Servicing Fee is intended to be a “service fee” as defined under the Conduct Rules of the NASD.

     Section 2. The Servicing Fee may be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions and organizations for service activities related to Class A shareholder accounts, including a continuing fee which may accrue immediately after the sale of Class A shares. “Service activities” shall mean activities in connection with the provision of personal, continuing services to Class A shareholders of Pacific Funds and/or maintenance of shareholder accounts, (excluding transfer agent and sub-transfer agent services for beneficial owners of shares of the Fund, aggregating and processing purchase and redemption orders, providing beneficial owners with account statements, processing dividend payments, providing sub-accounting services for Fund shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners). If the NASD adopts a definition of “service fees” for purposes of Rule 2830 of the Conduct Rules of the NASD that differs from the definition of “service activities” hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of “service activities” in this paragraph shall be automatically amended, without further action of the Board of Trustees, to conform to such NASD definition. Overhead and other expenses of the Distributor related to its “service activities,” including but not limited to, telephone and other communications expenses, and website maintenance expenses, may be included in the amounts expended for such activities.
     Section 3. This Plan shall not take effect with respect to a Fund until it has been approved by the Trust’s Board of Trustees, and those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Independent Trustees”), cast in person at a meeting (or meetings) called, at least in part, for the purpose of voting on this Plan and such related agreements.
     Section 4. After approval as set forth in Section 3 hereof, and any other approvals required pursuant to the Act, this Plan shall take effect at the time specified by the Trust’s Board of Trustees, or, if no such time is specified by the Trustees, at the time that all approvals necessary have been obtained. The Plan shall continue in full force and effect as to the Class A shares of the Fund for so long as such continuance is specifically approved at least annually by the Trustees.
     Section 5. The Distributor shall provide to the Trustees of the Trust a written report of the amounts so expended and the purposes for which such expenditures were made at such frequency as may be required by the Trustees.
     Section 6. This Plan may be terminated as to the Trust or the Fund at any time, without payment of any penalty, by vote of the Trustees of the Trust or by vote of a majority of the Independent Trustees, on not more than 60 days’ written notice to any other party to the Plan.
     Section 7. All agreements with any person relating to implementation of this Plan with respect to the Fund shall be in writing, and any agreement related to this Plan with respect to the Fund shall provide that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, on not more than 60 days’ written notice to any other party to the agreement.
     Section 8. This Plan may not be amended in any material respect unless such amendment is approved by a majority of both the Trust’s Board of Trustees and the Independent Trustees cast in person at a meeting called, at least in part, for the purpose of voting on such approval.
     Section 9. While this Plan is in effect, the selection and nomination of Trustees who are not “interested persons” (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons, and such Trustees shall constitute a majority of the Board of Trustees or such greater amount as determined by the Board of Trustees.
     Section 10. The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of termination of the Plan or related agreements, the first two years in an easily accessible place; and shall preserve all reports made pursuant to section 5 hereof for a period of not less than six years, the first two years in an easily accessible place.
     Section 11. The provisions of this Plan are severable as to each Fund, and any action to be taken with respect to this Plan shall be taken separately for each Fund affected by the matter.
Effective through: June 30, 2007

SCHEDULE A*
PF Portfolio Optimization Model A
PF Portfolio Optimization Model B
PF Portfolio Optimization Model C
PF Portfolio Optimization Model D
PF Portfolio Optimization Model E
PF AllianceBernstein International Value Fund
PF Goldman Sachs Short Duration Bond Fund
PF Janus Growth LT Fund
PF Lazard Mid-Cap Value Fund
PF Loomis Sayles Large-Cap Growth Fund
PF MFS International Large-Cap Fund
PF NB Fasciano Small Equity Fund
PF PIMCO Managed Bond Fund
PF PIMCO Inflation Managed Fund
PF Pacific Life Money Market Fund
PF Salomon Brothers Large-Cap Value Fund
PF Van Kampen Comstock Fund
PF Van Kampen Mid-Cap Growth Fund
PF Van Kampen Real Estate Fund
*Effective through June 30, 2007

4